Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG SECOND QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – July 27, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) recorded net income of $22.72 million and diluted earnings per share of $1.20 for the six months ended June 30, 2018, compared to $15.92 million and $0.91, respectively, for the six months ended June 30, 2017, reflecting increases of $6.80 million, or 43 percent, and $0.29 per share, or 32 percent, respectively.

For the same six-month periods, the Company’s total revenue increased $11.84 million when comparing the 2018 six-month period to the 2017 six-month period. Of the total revenue increase, $6.59 million (or 56 percent) was provided by increased wealth management fee income.

For the quarter ended June 30, 2018, the Company recorded net income of $11.91 million and diluted earnings per share of $0.62, compared to $7.94 million and $0.45 for the same three-month period last year, reflecting increases of $3.97 million, or 50 percent, and $0.17 per share, or 38 percent respectively.

For the same quarterly periods, the Company’s total revenue increased $5.84 million when comparing the June 2018 quarter to the June 2017 quarter. Of the total revenue increase, $3.04 million (or 52 percent) was provided by increased wealth management fee income.

Douglas L. Kennedy, President and CEO, said “Increased wealth management business and income has been driven by our Strategy.  Such fee income tends to be more stable and predictable than our other sources of income.”

Executive Summary:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Six Months		Six Months
	Ended		Ended
	June 30,		June 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)		2017	(Decrease)
Net interest income	$57.64		$52.56	$5.08	10%
Provision for loan and lease losses	1.55		3.80	(2.25)	(59)
Net interest income after provision	56.09		48.76	7.33	15
Wealth management fee income	16.49		9.90	6.59	67
Other income	5.47		5.29	0.18	3
Total other income	21.96		15.19	6.77	45
Operating expenses	48.28		39.40	8.88	23
Pretax income	29.77		24.55	5.22	21
Income tax expense	7.05	(2)	8.63	(1.58)	(18)
Net income	$22.72		$15.92	$6.80	43%
Diluted EPS	$1.20		$0.91	$0.29	32%

Return on average assets annualized	1.06%		0.80%	0.26
Return on average equity annualized	10.83%		9.33%	1.50

(1)

The June 2018 six months included results of operations of the Equipment Finance team hired in April 2017, Murphy Capital Management, acquired effective August 1, 2017, and Quadrant Capital Management, acquired effective November 1, 2017.

(2)

The June 2018 six months reflected the reduced Federal income tax rate due to the new tax law signed in December 2017.  The June 2018 six months included a $416 thousand reduction in income taxes, while the June six months 2017 included a $662 thousand reduction in income taxes, both associated with the vesting of restricted stock under ASU 2016-09.

June 2018 Quarter Compared to Prior Year Quarter

	Three Months Ended		Three Months Ended
	June 30,		June 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)		2017	(Decrease)
Net interest income	$29.24		$26.97	$2.27	8%
Provision for loan and lease losses	0.30		2.20	(1.90)	(86)
Net interest income after provision	28.94		24.77	4.17	17
Wealth management fee income	8.13		5.09	3.04	60
Other income	3.61		3.09	0.52	17
Total other income	11.74		8.18	3.56	44
Operating expenses	24.94		20.10	4.84	24
Pretax income	15.74		12.85	2.89	22
Income tax expense	3.83	(2)	4.91	(1.08)	(22)
Net income	$11.91		$7.94	$3.97	50%
Diluted EPS	$0.62		$0.45	$0.17	38%

Return on average assets annualized	1.11%		0.79%	0.32
Return on average equity annualized	11.11%		9.06%	2.05

(1)

The June 2018 quarter included results of operations of the Equipment Finance team hired in April 2017, Murphy Capital Management, acquired effective August 1, 2017, and Quadrant Capital Management, acquired effective November 1, 2017.

(2)	The June 2018 quarter reflected the reduced Federal income tax rate due to the new tax law signed in December 2017.

June 2018 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,		Increase/
(Dollars in millions, except per share data)	2018	2018		(Decrease)
Net interest income	$29.24	$28.39		$0.85	3%
Provision for loan and lease losses	0.30	1.25		(0.95)	(76)
Net interest income after provision	28.94	27.14		1.80	7
Wealth management fee income	8.13	8.37		(0.24)	(3)
Other income	3.61	1.85		1.76	95
Total other income	11.74	10.22		1.52	15
Operating expenses	24.94	23.34		1.60	7
Pretax income	15.74	14.02		1.72	12
Income tax expense	3.83	3.21	(1)	0.62	19
Net income	$11.91	$10.81		$1.10	10%
Diluted EPS	$0.62	$0.57		$0.05	9%

Return on average assets annualized	1.11%	1.01%		0.10
Return on average equity annualized	11.11%	10.54%		0.57

(1)	The March 2018 quarter included a $362 thousand reduction in income taxes associated with the vesting of restricted stock under ASU 2016-09.

Mr. Kennedy said “We had a good start to 2018, as we continued to execute on our strategic plan – Expanding Our Reach.  Earnings per share growth was 38 percent over the same quarter last year and return on average equity was 11.11 percent for the second quarter of 2018.”

Highlights for the quarter included:

•	Wealth Management remains integral to the strategy and tends to be a diversified, predictable, and stable source of revenue:
o

On June 29, 2018, the Company announced its agreement to acquire Lassus Wherley & Associates, P.C, a registered investment advisor, headquartered in New Providence, NJ, which is expected to add approximately $500 million of assets under management and/or administration (“AUM/AUA”) upon the closing in the third quarter of 2018.

o

At June 30, 2018, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.8 billion to $5.7 billion from $3.9 billion at June 30, 2017, reflecting growth of 46 percent.   Organic growth was $500 million of the $1.8 billion in growth, while the Murphy Capital Management and Quadrant Capital Management acquisitions accounted for $1.3 billion of the growth.

o

Fee income from the Private Wealth Management Division totaled $8.1 million for the quarter ended June 30, 2018, an increase of $3.0 million, or 60 percent, from $5.1 million for the quarter ended June 30, 2017.

o

Wealth management fee income, which comprised approximately 20 percent of the Company’s total revenue for the quarter ended June 30, 2018, contributed significantly to the Company’s diversified revenue sources.

o	In addition to wealth income, also contributing to the Company’s diversified revenue sources is fee income related to loan level, back-to-back swaps, and gain on sale of SBA loans.

•	The loan portfolio continues to shift from lower yielding multifamily to higher yielding commercial and industrial lending (including Equipment Finance):
o

Total C&I loans at June 30, 2018 were $1.07 billion (average yield of 4.54% for the six months of 2018).  This reflected net growth of $269 million (34 percent) when compared to $801 million in C&I loans at June 30, 2017 (average yield of 4.01% for the six months of 2017).

o

The Company continued to manage its balance sheet such that lower yielding, primarily fixed rate multifamily loans decline as a percentage of the overall loan portfolio and higher yielding, primarily floating rate or short duration C&I loans become a larger percentage of the overall loan portfolio. As of June 30, 2018, total C&I loans comprised 29 percent of the total loan portfolio, as compared to 22 percent a year earlier.  As of June 30, 2018, total multifamily loans comprised 35 percent of the total loan portfolio, as compared to 41 percent a year earlier.

o	The Bank’s concentration in multifamily and investor commercial real estate loans declined to 425 percent of risk based capital at June 30, 2018 from 552 percent at June 30, 2017.
•	Deposits, funding, and interest rate risk continue to be actively managed, and reflect the current robust economic environment:
o

Deposits totaled $3.52 billion at June 30, 2018 compared to $3.58 billion at June 30, 2017.  Deposit balances reflected $117 million of net increases in the second half of 2017, but $175 million of net decreases the first half of 2018.

o

The Bank is a significant provider of depository services to its wealth and commercial clients.  During 2018, many of those clients are reallocating funds into managed assets with the Bank’s Wealth Management Group and in outside investment opportunities, and to pay income taxes.  Most of these depositors remain clients of the Company.

o

Other decreases during the first half of 2018 were part of programs to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.  During the six-month period ended June 30, 2018, $113 million of listing service and brokered certificates of deposits matured. As the Company has noted previously, the Company has chosen to not participate in these programs at this time due to the higher current cost, and lack of a core customer. Additionally, the Company chose to exit certain large deposit relationships totaling approximately $90 million that it considered to be too volatile or that exposed the Company to increased operational risk.

o	Total municipal deposits declined $25 million during the six-month period ended June 30, 2018 as the prepaid 2018 real estate tax inflows at the end of 2017 normalized in 2018.
o

The Company has managed its balance sheet to remain slightly asset sensitive as of June 30, 2018, despite rising deposit betas and costs, which had been noted by the Company over the last several quarters.

o	The Company continues to maintain over $1 billion of available secured funding at the Federal Home Loan Bank.
•	Capital and asset quality continue to be strong.
o

Asset quality metrics continued to be strong at June 30, 2018.  Nonperforming assets at June 30, 2018 were $13.6 million, or 0.32 percent of total assets.  Total loans past due 30 through 89 days and still accruing were $3.5 million, or 0.09 percent of total loans at June 30, 2018.

o

The Company’s and Bank’s capital ratios at June 30, 2018 all increased significantly compared to the December 31, 2017 and June 30, 2017 levels. These capital positions were benefitted by net income, as well as capital generated through optional cash purchases in the Company’s Dividend Reinvestment Plan.

Supplemental Quarterly Details:

Wealth Management Business

In the June 2018 quarter, the Bank’s wealth management business generated $8.13 million in fee income compared to $8.37 million for the March 2018 quarter, and $5.09 million for the June 2017 quarter.

When compared to the June 2017 quarter, the June 2018 quarter included three months of income related to Murphy Capital, which was acquired effective August 1, 2017, and three months of income related to Quadrant Capital, which was acquired effective November 1, 2017, as well as increased earnings from organic growth in assets under management.  When compared to the March 2018 quarter, the June 2018 quarter continued to be impacted by negative market action seen in the latter part of the March 2018 quarter, partially offset by the benefit from new business.

John P. Babcock, President of the newly branded “Peapack Private”, the Bank’s Private Wealth Management Division, said “We continue to grow our wealth management business organically, hire experienced new colleagues and will continue to seek to acquire businesses that can add talent and expertise to our growing business.”

Commercial Banking / Loans

For the quarter ended June 30, 2018, total commercial and industrial loans grew $73 million (7 percent for the quarter, or 29 percent annualized) to $1.07 billion at the end of the second quarter, compared to $997 million at the end of the first quarter of 2018. New loan growth was principally funded by managed reductions in lower yielding multifamily loans.

Mr. Kennedy said, “With the launch of our Corporate Advisory Team in January 2018, we now have the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our competition.”

Funding / Interest Rate Risk Management

As noted and explained previously, the Company actively manages its deposit base to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.

For the quarter ended June 30, 2018, the Company utilized its increased capital, its liquidity, and its managed reductions in its lower yielding multifamily loan portfolio to fund its C&I loan growth and its decrease in overnight borrowings.

During the quarter ended June 30, 2018, the Company added $30 million of medium term FHLB advances, as well as $50 million notional of floating to fixed interest rate swaps, to help manage its interest rate risk position, and protect its asset sensitive position.

In addition to approximately $418 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.3 billion of secured funding available from the Federal Home Loan Bank, of which $180 million was drawn as of June 30, 2018.

Mr. Kennedy noted, “The Company continues to focus on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on various retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all our Private Bankers remain keenly focused on deposit gathering, including our new Professional Services Group, led by a seasoned commercial banker who joined us recently.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin were $29.24 million and 2.82 percent for the second quarter of 2018, compared to $28.39 million and 2.76 percent for the first quarter of 2018, and compared to $26.97 million and 2.76 percent for the same quarter last year.  Net interest income for the second quarter of 2018 benefitted slightly from loan growth as well as $736 thousand (approximately 7 basis points of net interest margin) of prepayment premiums received on the prepayment of multifamily loans, which reflected an increase from $433 thousand (approximately 4 basis points of net interest margin) for the March 2018 quarter and a decrease from $780 thousand (approximately 8 basis points of net interest margin) in the June 2017 quarter.  The June 2018 quarter also benefitted from the amortization of loan fees of $321 thousand related to the full paydown of a special mention C&I credit.  In addition, the June and March 2018 quarters included three months of the impact of the subordinated debt issued in mid-December 2017.

Net interest margin for the second quarter of 2018 increased when compared to the first quarter of 2018, and the same quarter of 2017.  The increase from the same quarter of 2017 was due to the effect of the increased market rates on our adjustable rate assets, partially offset by an increase in our cost of deposits and lower prepayment penalties. The increase from the March 2018 quarter was due to the higher prepayment premiums in the June 2018 quarter.  The issuance of $35 million of subordinated debt in mid-December 2017 negatively impacted net interest margin slightly in the June and March 2018 quarters.

Excluding the effect of prepayment premiums, net interest margins would have been 2.75 percent, 2.72 percent, and 2.68 percent for the June 2018 quarter, March 2018 quarter, and the June 2017 quarter, respectively.

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would improve slightly in a rising interest rate environment. However, such income and margin may also be impacted by competitive pressures in attracting and/or retaining deposits.

Other Noninterest Income

The second quarter of 2018 included $814 thousand of income related to the Company’s SBA lending and sale program, compared to $31 thousand generated in the March 2018 quarter, and $142 thousand in the June 2017 quarter.  At June 30, 2018, there were approximately $3 million of SBA loans held for sale.

The second quarter of 2018 also included $900 thousand of loan level, back-to-back swap income compared to $252 thousand in the March 2018 quarter and $1.3 million in the June 2017 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

The Company noted that income from both of these programs are not linear each quarter, as some quarters will be higher than others.

Other income for the June 2018 quarter included increased fees associated with loans relative to the March 2018 and the June 2017 quarters.

The June 2018 quarter included a negative $36 thousand mark to market adjustment of a CRA investment security, which is classified as an equity security.

Operating Expenses

The Company’s total operating expenses were $24.94 million for the quarter ended June 30, 2018, compared to $23.34 million for the March 2018 quarter and $20.10 million for the June 2017 quarter.

Compensation and employee benefits expense for the June 2018 quarter was $15.83 million compared to $14.58 million for the March 2018 quarter, and $12.75 million for the June 2017 quarter.  The June 2018 quarter included a full quarter of expense related to the Equipment Finance team (who joined in April 2017), Murphy Capital (which closed in August 2017), and Quadrant Capital (which closed in November 2017). Strategic hiring, normal salary increases and increased bonus/incentive accruals associated with the Company’s profitability and growth also contributed to the increase for the June 2018 quarter as compared to the June 2017 quarter.

Other expenses for the June 2018 quarter were $5.08 million compared to $4.91 million for the March 2018 quarter and $3.71 million for the June 2017 quarter. The June 2018 quarter included a full quarter of other expenses related to the Equipment Finance business, Murphy Capital, and Quadrant Capital. When compared to the June 2017 quarter, the June 2018 quarter included increased advertising and marketing expenses relating to various target marketing campaigns. Further, the June 2018 quarter included the write down of two OREO properties of approximately $200 thousand.

Income Taxes

The June and March 2018 quarters included a reduced Federal income tax rate due to the new tax law signed in December 2017. The March 2018 quarter also included a $362 thousand reduction in income taxes associated with the vesting of restricted stock under ASU 2016-09. The effective tax rate for the June 2018 quarter was 24.3 percent, compared to 22.9 percent for the March 2018 quarter, and 38.2 percent for the June 2017 quarter.

Asset Quality / Provision for Loan and Lease Losses

Late in the June 2018 quarter, the Company received full payoff of a $17.5 million C&I loan designated as special mention, as well as a $4.5 million commercial mortgage classified as substandard.

Nonperforming assets at June 30, 2018 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $13.6 million, or 0.32 percent of total assets, compared to $15.4 million, or 0.36 percent of total assets, at March 31, 2018 and $16.0 million, or 0.38 percent of total assets, at June 30, 2017.  Total loans past due 30 through 89 days and still accruing were $3.5 million at June 30, 2018, compared to $674 thousand at March 31, 2018 and $1.2 million at June 30, 2017.

For the quarter ended June 30, 2018, the Company’s provision for loan and lease losses was $300 thousand, compared to $1.25 million for the March 2018 quarter and $2.20 million for the June 2017 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs, and the composition of the loan portfolio.

At June 30, 2018, the allowance for loan and lease losses of $38.07 million (317 percent of nonperforming loans and 1.02 percent of total loans), compared to $37.70 million at March 31, 2018 (283 percent of nonperforming loans and 1.02 percent of total loans), and $35.75 million (229 percent of nonperforming loans and 0.98 percent of total loans) at June 30, 2017.

Capital / Dividends

The Company’s and Bank’s capital positions in the June 2018 quarter were benefitted by net income of $11.91 million and $2.39 million of voluntary share purchases under the Dividend Reinvestment Plan. Voluntary share purchases in the Dividend Reinvestment Plan can be filled from the Company’s authorized but unissued shares and/or in the open market, at the discretion of the Company – 75,000 of the shares purchased during the June 2018 quarter were from authorized but unissued shares, while 268,349 shares were purchased in the open market.

The Bank’s regulatory capital ratios are all well above the ratios to be considered well capitalized under regulatory guidance.

On July 26, 2018, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable on August 23, 2018 to shareholders of record on August 9, 2018.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.27 billion and assets under management and/or administration of $5.7 billion as of June 30, 2018.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Income Statement Data:
Interest income	$39,674	$37,068	$36,439	$37,491	$33,412
Interest expense	10,431	8,675	7,853	7,499	6,440
Net interest income	29,243	28,393	28,586	29,992	26,972
Provision for loan and lease losses	300	1,250	1,650	400	2,200
Net interest income after provision for loan and lease losses	28,943	27,143	26,936	29,592	24,772
Wealth management fee income	8,126	8,367	7,489	5,790	5,086
Service charges and fees	873	831	837	816	815
Bank owned life insurance	345	336	341	343	350
Gain on loans held for sale at fair value (Mortgage banking)	79	94	122	141	91
Gain on loans held for sale at lower of cost or fair value	—	—	378	34	—
Fee income related to loan level, back-to-back swaps	900	252	179	888	1,291
Gain on sale of SBA loans	814	31	774	493	142
Other income	639	382	486	326	396
Securities losses, net	(36)	(78)	—	—	—
Total other income	11,740	10,215	10,606	8,831	8,171
Salaries and employee benefits	15,826	14,579	15,296	13,996	12,751
Premises and equipment	3,406	3,270	3,194	2,945	3,033
FDIC insurance expense	625	580	495	583	602
Other expenses	5,084	4,908	5,266	4,437	3,709
Total operating expenses	24,941	23,337	24,251	21,961	20,095
Income before income taxes	15,742	14,021	13,291	16,462	12,848
Income tax expense	3,832	3,214	2,922	6,256	4,908
Net income	$11,910	$10,807	$10,369	$10,206	$7,940

Total revenue (A)	$40,983	$38,608	$39,192	$38,823	$35,143
Per Common Share Data:
Earnings per share (basic)	$0.63	$0.58	$0.57	$0.57	$0.45
Earnings per share (diluted)	0.62	0.57	0.56	0.56	0.45
Weighted average number of common shares outstanding:
Basic	18,930,893	18,608,309	18,197,708	17,800,153	17,505,638
Diluted	19,098,838	18,908,692	18,527,829	18,123,268	17,756,390
Performance Ratios:
Return on average assets annualized (ROAA)	1.11%	1.01%	0.98%	0.97%	0.79%
Return on average equity annualized (ROAE)	11.11%	10.54%	10.61%	11.09%	9.06%
Net interest margin (tax- equivalent basis)	2.82%	2.76%	2.78%	2.95%	2.76%
GAAP efficiency ratio (B)	60.86%	60.45%	61.88%	56.57%	57.18%
Operating expenses / average assets annualized	2.32%	2.19%	2.28%	2.10%	2.00%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables beginning on page 18.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2018	2017	$	%
Income Statement Data:
Interest income	$76,742	$64,797	$11,945	18%
Interest expense	19,106	12,234	6,872	56%
Net interest income	57,636	52,563	5,073	10%
Provision for loan and lease losses	1,550	3,800	(2,250)	-59%
Net interest income after provision for loan and lease losses	56,086	48,763	7,323	15%
Wealth management fee income	16,493	9,904	6,589	67%
Service charges and fees	1,704	1,586	118	7%
Bank owned life insurance	681	672	9	1%
Gain on loans held for sale at fair value (Mortgage banking)	173	138	35	25%
Gain on loans held for sale at lower of cost or fair value	—	—	—	N/A
Fee income related to loan level, back-to-back swaps	1,152	1,747	(595)	-34%
Gain on sale of SBA loans	845	297	548	185%
Other income	1,021	846	175	21%
Securities losses, net	(114)	—	(114)	N/A
Total other income	21,955	15,190	6,765	45%
Salaries and employee benefits	30,405	24,664	5,741	23%
Premises and equipment	6,676	5,849	827	14%
FDIC insurance expense	1,205	1,288	(83)	-6%
Other expenses	9,992	7,598	2,394	32%
Total operating expenses	48,278	39,399	8,879	23%
Income before income taxes	29,763	24,554	5,209	21%
Income tax expense	7,046	8,632	(1,586)	-18%
Net income	$22,717	$15,922	$6,795	43%

Total revenue (A)	$79,591	$67,753	$11,838	17%
Per Common Share Data:
Earnings per share (basic)	$1.21	$0.92	$0.29	32%
Earnings per share (diluted)	1.20	0.91	0.29	32%
Weighted average number of common shares outstanding:
Basic	18,770,492	17,314,695	1,455,797	8%
Diluted	18,996,979	17,588,816	1,408,163	8%
Performance Ratios:
Return on average assets annualized (ROAA)	1.06%	0.80%	0.26%	33%
Return on average equity annualized (ROAE)	10.83%	9.33%	1.50%	16%
Net interest margin (tax- equivalent basis)	2.79%	2.73%	0.06%	2%
GAAP efficiency ratio (B)	60.66%	58.15%	2.51%	4%
Operating expenses / average assets annualized	2.25%	1.99%	0.26%	13%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables beginning on page 18.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
ASSETS
Cash and due from banks	$4,458	$4,223	$4,415	$4,446	$4,119
Federal funds sold	101	101	101	101	101
Interest-earning deposits	62,231	149,192	108,931	88,793	89,600
Total cash and cash equivalents	66,790	153,516	113,447	93,340	93,820
Securities available for sale	346,790	342,553	327,633	315,112	315,224
Equity security (A)	4,710	4,746	—	—	—
FHLB and FRB stock, at cost	21,533	23,703	13,378	13,589	18,487
Residential mortgage (B)	567,459	567,885	577,340	605,015	611,316
Multifamily mortgage	1,320,251	1,366,712	1,388,958	1,441,851	1,504,581
Commercial mortgage	637,705	643,761	626,656	625,467	609,444
Commercial loans (B)	1,069,526	996,788	958,481	845,831	800,927
Consumer loans	76,509	71,580	86,277	81,671	72,943
Home equity lines of credit	55,020	64,570	67,497	68,787	67,051
Other loans	431	420	402	815	458
Total loans	3,726,901	3,711,716	3,705,611	3,669,437	3,666,720
Less: Allowances for loan and lease losses	38,066	37,696	36,440	35,915	35,751
Net loans	3,688,835	3,674,020	3,669,171	3,633,522	3,630,969
Premises and equipment	28,404	28,923	29,476	29,832	29,806
Other real estate owned	1,608	2,090	2,090	137	373
Accrued interest receivable	7,202	7,306	9,452	6,803	6,776
Bank owned life insurance	44,980	44,779	44,586	44,380	44,172
Goodwill and other intangible assets (C)	23,477	23,656	23,836	15,064	3,095
Other assets	30,845	31,202	27,478	24,553	22,957
TOTAL ASSETS	$4,265,174	$4,336,494	$4,260,547	$4,176,332	$4,165,679

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$527,453	$536,054	$539,304	$557,117	$548,427
Interest-bearing demand deposits	1,053,004	1,089,980	1,152,483	1,144,714	1,085,805
Savings	120,986	126,026	119,556	121,830	121,480
Money market accounts	1,051,893	1,006,540	1,091,385	1,046,997	1,081,366
Certificates of deposit – Retail	431,679	408,621	344,652	299,493	226,766
Certificates of deposit – Listing Service	96,644	132,321	198,383	228,758	248,629
Subtotal “customer” deposits	3,281,659	3,299,542	3,445,763	3,398,909	3,312,473
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	61,254	72,614	72,591	83,788	88,780
Total deposits	3,522,913	3,552,156	3,698,354	3,662,697	3,581,253
Overnight borrowings	127,350	216,000	—	—	87,000
Federal home loan bank advances	52,898	22,898	37,898	49,898	58,795
Capital lease obligation	8,728	8,900	9,072	9,240	9,407
Subordinated debt, net	83,133	83,079	83,024	48,862	48,829
Other liabilities	33,133	31,055	28,521	25,699	23,548
TOTAL LIABILITIES	3,828,155	3,914,088	3,856,869	3,796,396	3,808,832
Shareholders’ equity	437,019	422,406	403,678	379,936	356,847
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,265,174	$4,336,494	$4,260,547	$4,176,332	$4,165,679
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$5.7	$5.6	$5.5	$4.8	$3.9

(A)

Represents investment in CRA Investment Fund.  This investment was classified as an equity security, carried at market, in accordance with the adoption of Accounting Standard Update 2016-01, Financial Instruments on January 1, 2018.

(B)	Includes loans held for sale at fair value and/or lower cost or market.
(C)	Includes goodwill and intangibles from the Murphy Capital Management and the Quadrant Capital Management acquisitions completed in August and November 2017, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	12,025	13,314	13,530	15,367	15,643
Other real estate owned	1,608	2,090	2,090	137	373
Total nonperforming assets	$13,633	$15,404	$15,620	$15,504	$16,016

Nonperforming loans to total loans	0.32%	0.36%	0.37%	0.42%	0.43%
Nonperforming assets to total assets	0.32%	0.36%	0.37%	0.37%	0.38%

Performing TDRs (A)(B)	$3,314	$7,888	$9,514	$9,658	$9,725

Loans past due 30 through 89 days and still accruing	$3,539	$674	$246	$589	$1,232

Classified loans	$52,515	$55,945	$41,706	$44,170	$43,608

Impaired loans	$30,711	$21,223	$23,065	$25,046	$25,294

Allowance for loan and lease losses:
Beginning of period	$37,696	$36,440	$35,915	$35,751	$33,610
Provision for loan and lease losses	300	1,250	1,650	400	2,200
Charge-offs, net	70	6	(1,125)	(236)	(59)
End of period	$38,066	$37,696	$36,440	$35,915	$35,751

ALLL to nonperforming loans	316.56%	283.13%	269.33%	233.72%	228.54%
ALLL to total loans	1.02%	1.02%	0.98%	0.98%	0.98%

(A)	Amounts reflect TDRs that are paying according to restructured terms.
(B)

Amount does not include $6.9 million at June 30, 2018, $8.0 million at March 31, 2018, $8.1 million at December 31, 2017, $9.1 million at September 30, 2017 and $9.6 million at June 30, 2017 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	Dec 31,	June 30,
	2018	2017	2017
Capital Adequacy
Equity to total assets (A)	10.25%	9.47%	8.57%
Tangible Equity to tangible assets (B)	9.75%	8.97%	8.50%
Book value per share (C)	$22.99	$21.68	$20.00
Tangible Book Value per share (D)	$21.76	$20.40	$19.82

	June 30,		Dec 31,		June 30,
	2018		2017		2017
Regulatory Capital – Holding Company
Tier I leverage	$416,123	9.71%	$382,870	9.04%	$354,462	8.82%
Tier I capital to risk weighted assets	416,123	12.16	382,870	11.31	354,462	10.69
Common equity tier I capital ratio to risk-weighted assets	416,121	12.16	382,868	11.31	354,459	10.69
Tier I & II capital to risk-weighted assets	537,322	15.71	502,334	14.84	439,042	13.24

Regulatory Capital – Bank
Tier I leverage	$482,545	11.27%	$448,812	10.61%	$392,243	9.76%
Tier I capital to risk weighted assets	482,545	14.12	448,812	13.27	392,243	11.83
Common equity tier I capital ratio to risk-weighted assets	482,543	14.12	448,810	13.27	392,240	11.83
Tier I & II capital to risk-weighted assets	520,611	15.23	485,252	14.34	427,994	12.91

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables beginning on page 18.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per share is different than book value per share because it excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables beginning on page 18.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
Residential loans retained	$22,217	$11,642	$20,791	$22,322	$54,833
Residential loans sold	6,488	7,672	8,282	10,596	6,491
Total residential loans	28,705	19,314	29,073	32,918	61,324
Commercial real estate	20,780	34,385	19,090	24,870	46,931
Multifamily	4,743	21,000	5,400	85,488	78,824
Commercial (C&I) loans (A) (B)	137,805	118,425	141,672	131,321	158,476
SBA	10,740	4,270	9,640	4,560	3,900
Wealth lines of credit (A)	11,560	19,238	14,800	15,200	14,905
Total commercial loans	185,628	197,318	190,602	261,439	303,036
Installment loans	1,036	1,350	802	1,967	2,075
Home equity lines of credit (A)	5,091	2,497	4,513	6,879	5,444
Total loans closed	$220,460	$220,479	$224,990	$303,203	$371,879

	For the Six Months Ended
	June 30,	June 30,
	2018	2017
Residential loans retained	$33,859	$119,664
Residential loans sold	14,160	9,606
Total residential loans	48,019	129,270
Commercial real estate	55,165	80,147
Multifamily	25,743	125,949
Commercial (C&I) loans (A) (B)	256,230	286,606
SBA	15,010	5,600
Wealth lines of credit (A)	30,798	22,105
Total commercial loans	382,946	520,407
Installment loans	2,386	4,221
Home equity lines of credit (A)	7,588	12,417
Total loans closed	$440,939	$666,315

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2018			June 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$361,537	$2,072	2.29%	$293,990	$1,477	2.01%
Tax-exempt (1) (2)	20,647	181	3.51	25,109	190	3.03

Loans (2) (3):
Mortgages	562,460	4,708	3.35	589,848	4,739	3.21
Commercial mortgages	1,986,138	18,972	3.82	2,085,623	18,653	3.58
Commercial	1,047,299	12,397	4.73	713,120	7,267	4.08
Installment	71,933	635	3.53	71,364	554	3.11
Home equity	62,731	685	4.37	67,611	613	3.63
Other	450	11	9.78	481	11	9.15
Total loans	3,731,011	37,408	4.01	3,528,047	31,837	3.61
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	94,770	395	1.67	96,350	176	0.73
Total interest-earning assets	4,208,066	40,056	3.81%	3,943,597	33,680	3.42%
Noninterest-earning assets:
Cash and due from banks	4,660			4,727
Allowance for loan and lease losses	(38,278)			(34,466)
Premises and equipment	28,704			30,144
Other assets	100,385			76,747
Total noninterest-earning assets	95,471			77,152
Total assets	$4,303,537			$4,020,749

LIABILITIES:
Interest-bearing deposits:
Checking	1,073,108	1,967	0.73%	1,075,832	1,100	0.41%
Money markets	1,000,320	2,432	0.97	1,051,095	1,204	0.46
Savings	123,490	17	0.06	121,299	16	0.05
Certificates of deposit – retail	555,935	2,330	1.68	457,528	1,650	1.44
Subtotal interest-bearing deposits	2,752,853	6,746	0.98	2,705,754	3,970	0.59
Interest-bearing demand – brokered	180,000	804	1.79	180,000	726	1.61
Certificates of deposit – brokered	63,364	399	2.52	92,719	493	2.13
Total interest-bearing deposits	2,996,217	7,949	1.06	2,978,473	5,189	0.70
Borrowings	221,340	1,155	2.09	77,457	354	1.83
Capital lease obligation	8,794	106	4.82	9,463	114	4.82
Subordinated debt	83,099	1,221	5.88	48,808	783	6.42
Total interest-bearing liabilities	3,309,450	10,431	1.26%	3,114,201	6,440	0.83%
Noninterest-bearing liabilities:
Demand deposits	536,306			534,339
Accrued expenses and other liabilities	29,035			21,787
Total noninterest-bearing liabilities	565,341			556,126
Shareholders’ equity	428,746			350,422
Total liabilities and shareholders’ equity	$4,303,537			$4,020,749
Net interest income		$29,625			$27,240
Net interest spread			2.55%			2.59%
Net interest margin (4)			2.82%			2.76%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 percent federal tax rate at June 30, 2018 and a 35 percent federal tax rate at June 30, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2018			March 31, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$361,537	$2,072	2.29%	$339,556	$1,925	2.27%
Tax-exempt (1) (2)	20,647	181	3.51	24,304	198	3.26

Loans (2) (3):
Mortgages	562,460	4,708	3.35	574,400	4,731	3.29
Commercial mortgages	1,986,138	18,972	3.82	2,013,128	18,407	3.66
Commercial	1,047,299	12,397	4.73	969,496	10,487	4.33
Installment	71,933	635	3.53	81,762	670	3.28
Home equity	62,731	685	4.37	65,158	660	4.05
Other	450	11	9.78	455	11	9.67
Total loans	3,731,011	37,408	4.01	3,704,399	34,966	3.78
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	94,770	395	1.67	99,471	357	1.44
Total interest-earning assets	4,208,066	40,056	3.81%	4,167,831	37,446	3.59%
Noninterest-earning assets:
Cash and due from banks	4,660			4,686
Allowance for loan and lease losses	(38,278)			(37,076)
Premises and equipment	28,704			29,256
Other assets	100,385			99,541
Total noninterest-earning assets	95,471			96,407
Total assets	$4,303,537			$4,264,238

LIABILITIES:
Interest-bearing deposits:
Checking	$1,073,108	$1,967	0.73%	$1,143,152	$1,757	0.61%
Money markets	1,000,320	2,432	0.97	1,033,937	1,946	0.75
Savings	123,490	17	0.06	121,065	16	0.05
Certificates of deposit – retail	555,935	2,330	1.68	555,564	2,149	1.55
Subtotal interest-bearing deposits	2,752,853	6,746	0.98	2,853,718	5,868	0.82
Interest-bearing demand – brokered	180,000	804	1.79	180,000	680	1.51
Certificates of deposit – brokered	63,364	399	2.52	72,601	429	2.36
Total interest-bearing deposits	2,996,217	7,949	1.06	3,106,319	6,977	0.90
Borrowings	221,340	1,155	2.09	86,458	370	1.71
Capital lease obligation	8,794	106	4.82	8,963	107	4.78
Subordinated debt	83,099	1,221	5.88	83,043	1,221	5.88
Total interest-bearing liabilities	3,309,450	10,431	1.26%	3,284,783	8,675	1.06%
Noninterest-bearing liabilities:
Demand deposits	536,306			539,882
Accrued expenses and other liabilities	29,035			29,358
Total noninterest-bearing liabilities	565,341			569,240
Shareholders’ equity	428,746			410,215
Total liabilities and shareholders’ equity	$4,303,537			$4,264,238
Net interest income		$29,625			$28,771
Net interest spread			2.55%			2.53%
Net interest margin (4)			2.82%			2.76%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2018			June 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$350,608	$3,997	2.28%	$291,627	$2,981	2.04%
Tax-exempt (1) (2)	22,465	379	3.37	26,125	389	2.98

Loans (2) (3):
Mortgages	568,397	9,439	3.32	567,475	9,212	3.25
Commercial mortgages	1,999,558	37,379	3.74	2,060,602	36,386	3.53
Commercial	1,008,613	22,884	4.54	680,872	13,646	4.01
Commercial construction	—	—	—	194	4	4.12
Installment	76,820	1,305	3.40	70,395	1,055	3.00
Home equity	63,938	1,346	4.21	66,965	1,169	3.49
Other	453	22	9.71	498	23	9.24
Total loans	3,717,779	72,375	3.89	3,447,001	61,495	3.57
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	97,107	752	1.55	116,856	440	0.75
Total interest-earning assets	4,188,060	77,503	3.70%	3,881,710	65,305	3.36%
Noninterest-earning assets:
Cash and due from banks	4,673			13,125
Allowance for loan and lease losses	(37,680)			(33,694)
Premises and equipment	28,979			30,211
Other assets	99,567			75,099
Total noninterest-earning assets	95,539			84,741
Total assets	$4,283,599			$3,966,451

LIABILITIES:
Interest-bearing deposits:
Checking	$1,107,936	$3,724	0.67%	$1,052,551	$1,961	0.37%
Money markets	1,017,036	4,378	0.86	1,059,775	2,138	0.40
Savings	122,284	33	0.05	120,963	33	0.05
Certificates of deposit – retail	555,751	4,479	1.61	453,210	3,220	1.42
Subtotal interest-bearing deposits	2,803,007	12,614	0.90	2,686,499	7,352	0.55
Interest-bearing demand – brokered	180,000	1,484	1.65	180,000	1,446	1.61
Certificates of deposit – brokered	67,957	828	2.44	93,223	984	2.11
Total interest-bearing deposits	3,050,964	14,926	0.98	2,959,722	9,782	0.66
Borrowings	154,271	1,525	1.98	68,838	657	1.91
Capital lease obligation	8,878	213	4.80	9,534	229	4.80
Subordinated debt	83,071	2,442	5.88	48,792	1,566	6.42
Total interest-bearing liabilities	3,297,184	19,106	1.16%	3,086,886	12,234	0.79%
Noninterest-bearing liabilities:
Demand deposits	538,084			517,853
Accrued expenses and other liabilities	28,799			20,460
Total noninterest-bearing liabilities	566,883			538,313
Shareholders’ equity	419,532			341,252
Total liabilities and shareholders’ equity	$4,283,599			$3,966,451
Net interest income		$58,397			$53,071
Net interest spread			2.54%			2.57%
Net interest margin (4)			2.79%			2.73%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 percent federal tax rate at June 30, 2018 and a 35 percent federal tax rate at June 30, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2018	2018	2017	2017	2017
Shareholders’ equity	$437,019	$422,406	$403,678	$379,936	$356,847
Less: Intangible assets, net	23,477	23,656	23,836	15,064	3,095
Tangible equity	413,542	398,750	379,842	364,872	353,752

Period end shares outstanding	19,007,312	18,921,114	18,619,634	18,214,759	17,846,404
Tangible book value per share	$21.76	$21.07	$20.40	$20.03	$19.82
Book value per share	22.99	22.32	21.68	20.86	20.00

Tangible Equity to Tangible Assets
Total assets	$4,265,174	$4,336,494	$4,260,547	$4,176,332	$4,165,679
Less: Intangible assets, net	23,477	23,656	23,836	15,064	3,095
Tangible assets	4,241,697	4,312,838	4,236,711	4,161,268	4,162,584
Tangible equity to tangible assets	9.75%	9.25%	8.97%	8.77%	8.50%
Equity to assets	10.25%	9.74%	9.47%	9.10%	8.57%

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2018	2018	2017	2017	2017
Net interest income	$29,243	$28,393	$28,586	$29,992	$26,972
Total other income	11,740	10,215	10,606	8,831	8,171
Less: Gain on loans held for sale
at lower of cost or fair value	—	—	378	34	—
Less: Securities losses, net	(36)	(78)	—	—	—
Total recurring revenue	41,019	38,686	38,814	38,789	35,143

Operating expenses	24,941	23,337	24,251	21,961	20,095
Less: ORE provision	204	—	—	—	—
Total operating expense	24,737	23,337	24,251	21,961	20,095

Efficiency ratio	60.31%	60.32%	62.48%	56.62%	57.18%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2018	2017
Net interest income	$57,636	$52,563
Total other income	21,955	15,190
Less: Gain on loans held for sale
at lower of cost or fair value	—	—
Less: Securities losses, net	(114)	—
Total recurring revenue	79,705	67,753

Operating expenses	48,278	39,399
Less: ORE provision	204	—
Total operating expense	48,074	39,399

Efficiency ratio	60.31%	58.15%